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Exhibit 5.1

[SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]

October 31, 2003

Business Objects S.A.
157-159 rue Anatole France
92300 Levallois-Perret
France

Re:	Business Objects S.A. Registration Statement on Form S-4

Ladies and Gentlemen,

        We have acted as special French counsel to Business Objects S.A., a société anonyme incorporated under the laws of the French Republic (the "Company"), in connection with the issuance, on the Closing Date, of up to 37,000,000 shares of common stock of the Company, nominal value 0.10 euro each (the "Shares") and the other transactions contemplated by the Agreement and Plan of Merger, dated as of July 18, 2003, as amended on August 29, 2003, by and among the Company, Crystal Decisions, Inc. ("Crystal Decisions"), Seagate Software (Cayman) Holdings Corporation, Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.), and Borg Merger Sub III, Inc. (the "Merger Agreement") with respect to the acquisition of Crystal Decisions by the Company (the "Transaction").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended (the "Securities Act"). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

        Members of this firm are registered as avocats à la Cour d'appel de Paris, and we do not express any opinion herein as to the laws of any other jurisdiction (or as to the effect of the laws of any such other jurisdiction on the opinion herein stated) other than the laws of the French Republic to the extent specifically referred to herein.

        In rendering the opinion set forth herein, we have examined and relied on originals or copies of: (i) the registration statement on Form S-4 of the Company with respect to the registration of the Shares under the Securities Act, as filed with the U.S. Securities and Exchange Commission (the "Commission"), and Amendment No. 1 thereto (such registration statement, as so amended, being referred to as the "Registration Statement"); (ii) the Merger Agreement filed as an exhibit to the Registration Statement; (iii) the by-laws (statuts) of the Company, as currently in effect; (iv) the text of the resolutions submitted for approval to the Company's shareholders by the board of directors, with respect to the approval of the transaction and the issuance of the Shares and related matters (the "Shareholder Resolutions"), as set forth in the legal notice published with the Bulletin des annonces légales obligatoires on October 10, 2003 (pages 20807 and seq.); (v) the minutes of the meeting of the board of directors of the Company held on July 18, 2003, with respect to the approval of the Merger Agreement and the transactions contemplated thereby; (vi) the minutes of the meeting of the board of directors of the Company held on October 7, 2003, with respect to the approval of the Shareholder Resolutions and the convening of a special meeting of the Company's shareholders (the "Shareholders' Meeting"); and (vii) the minutes of the meeting of the board of directors of the Company held on October 22, 2003, with respect to the postponing of the date of the Shareholders' Meeting. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements and documents of the Company and other persons, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that each party thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all of its obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. We have also assumed that each of the Mergers contemplated by the Merger Agreement will become effective as of the date of the Shareholders' Meeting, and that the Company's shareholders will approve the Transaction and the issuance of the Shares as set forth in the Shareholder Resolutions. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that the Shares, upon due approval of the Shareholder Resolutions by the Company's shareholders, will have been duly authorized, and, when issued, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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  Exhibit 5.1